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                     October 18, 2021

       Carlos Garcia-Parada
       Chief Financial Officer
       Rocket Pharmaceuticals, Inc.
       9 Cedarbrook Drive
       Cranbury, NJ 08512

                                                        Re: Rocket
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 1, 2021
                                                            File No. 001-36829

       Dear Mr. Garcia-Parada:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences